UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2009

ETHAN ALLEN INTERIORS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ethan Allen Drive Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (203) 743-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01     Entry into a Material Definitive Agreement.

On May 29, 2009, Ethan Allen Interiors Inc. and its subsidiaries (collectively, “Ethan Allen” or the “Company”) entered into a three-year, $40 million senior secured asset-based revolving credit facility (“the “Facility”) with J.P. Morgan Chase Bank N.A., as administrative agent and syndication agent (the “Administrative Agent”), Capitol One Leverage Finance Corp., as documentation agent, and J.P. Morgan Securities, Inc. as sole bookrunner and sole lead arranger.

The  Facility provides revolving credit financing of up to $40 million, subject to borrowing base availability, and includes an accordion feature which, if exercised, would provide up to an additional $20 million of financing.

At the Company’s option, revolving loans under the Agreement bear interest at an annual rate of either:

(a)  a London Interbank Offered (“LIBO”) rate plus 3.25% to 4.25%, based on the average availability, or

(b)  the higher of (i) a prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) a LIBO rate plus 1.00% plus, in each case, an additional 2.25% to 3.25%, based on average availability.

The Company will pay a commitment fee of 0.50% per annum on the unused portion of the Facility and participation fees on issued letters of credit at an annual rate of 1.625% to 4.25%, based on the average availability and the letter of credit type, and a fronting fee of 0.125% per annum.

The borrowing base at any time equals the sum of: up to 90% of eligible credit card receivables; plus up to 85% of eligible accounts receivable; plus up to 85% of the net orderly liquidation value of eligible inventory.

The Facility is secured by all property owned, leased or operated by the Company in the United States excluding any real property owned by the Company and also excludes any intellectual property owned by the Company unless availability is less than or equal to $17.5 million.

The Facility contains customary covenants which may limit the Company’s ability to incur debt; engage in mergers and consolidations; make restricted payments (including dividends); sell certain assets; and make investments. The Company may make restricted payments (including dividends) as long as availability equals or exceeds the greater of (i) 25% of the aggregate commitment or (ii) $12 million.  If the average monthly availability is less than the greater of (i) 15% of the aggregate commitment and (ii) $9 million, The Company is also required to meet a fixed charge coverage ratio financial covenant which may not be less than 1 to 1 for any period of four consecutive fiscal quarters.

The Facility contains customary borrowing conditions and events of default (the occurance of which would entitle the lenders to accelerate the maturity of any outstanding borrowings and terminate their commitment to make future loans).

ITEM 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.

Date:	June 1, 2009	By:	/s/ David R. Callen
David R. Callen
Vice President, Finance and
Treasurer